--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/X/ CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: PENDING
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(h) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
Credit Suisse First Boston, on behalf of                                                        to Issuer (Check all applicable)
the Investment Banking Business of the           Wilson Greatbatch Technologies, Inc. (GB)          Director          X  10% Owner
Credit Suisse First Boston business unit                                                       ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. I.R.S. Identification   4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person, if an entity                          -----------------  ------------------
   11 Madison Avenue                            (voluntary)                 August 2002
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   _X_Form filed by One Reporting Person
                                                                           (Month/Year)       ___Form filed by More than One
  New York,        NY               10010                                 September 10, 2002     Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of            2. Trans-        3. Trans-     4. Securities Acquired (A)      5. Amount of      6. Owner-     7. Nature
   Security               action           action        or Disposed of (D)              Securities        ship          of In-
   (Instr. 3)             Date             Code          (Instr. 3, 4 and 5)             Beneficially      Form:         direct
                                           (Instr. 8)                                    Owned at End      Direct        Bene-
                          (Month/                                                        of Month          (D) or        ficial
                          Day/             ------------------------------------------    (Instr. 3         Indirect      Owner-
                          Year)                                      (A) or              and 4)            (I)           ship
                                           Code    V       Amount    (D)     Price (31)                    (Instr. 4)    (Instr. 4)

------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
 par value $.001
 per share                                                                                                              (1)(13)(16)
 ("Common Stock")                                                                         887,955             I            (18)(19)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                              35,362              I         (2)(13)(16)
                                                                                                                           (18)(19)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                              43,665              I         (3)(13)(16)
                                                                                                                           (18)(19)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                              51,915              I         (4)(14)(16)
                                                                                                                           (18)(19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (5)(14)(16)
Common Stock                                                                              19,278              I            (18)(19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (6)(16)(18)
Common Stock            8/1/02               S               10,091    D       $23.44                         I                (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (6)(16)(18)
Common Stock            8/2/02               S                3,310    D       $23.22                         I                (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (6)(16)(18)
Common Stock            8/9/02               S                7,536    D       $23.04                         I                (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (6)(16)(18)
Common Stock            8/15/02              S                7,537    D       $23.27                         I                (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (6)(16)(18)
Common Stock            8/16/02              S                3,475    D       $23.07                         I                (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (6)(16)(18)
Common Stock            8/19/02              S               11,097    D       $23.06                         I                (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (6)(16)(18)
Common Stock            8/21/02              S               30,233    D       $23.67                         I                (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (6)(16)(18)
Common Stock            8/22/02              S               20,937    D       $24.31                         I                (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (6)(16)(18)
Common Stock            8/23/02              S               10,469    D       $24.31                         I                (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (6)(16)(18)
Common Stock            8/26/02              S               12,269    D       $24.30                         I                (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (6)(16)(18)
Common Stock            8/27/02              S               11,954    D       $24.35    265,484              I                (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (7)(13)(16)
Common Stock                                                                              14,358              I            (18)(19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (8)(13)(16)
Common Stock                                                                               2,800              I            (18)(19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                             (9)(15)
Common Stock                                                                               3,987              I             (18)(19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (10)(17)(18)
Common Stock            8/1/02               S                1,504    D       $23.44                         I                 (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (10)(17)(18)
Common Stock            8/2/02               S                  493    D       $23.22                         I                 (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (10)(17)(18)
Common Stock            8/9/02               S                1,123    D       $23.04                         I                 (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (10)(17)(18)
Common Stock            8/15/02              S                1,123    D       $23.27                         I                 (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (10)(17)(18)
Common Stock            8/16/02              S                  518    D       $23.07                         I                 (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (10)(17)(18)
Common Stock            8/19/02              S                1,654    D       $23.06                         I                 (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (10)(17)(18)
Common Stock            8/21/02              S                4,505    D       $23.67                         I                 (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (10)(17)(18)
Common Stock            8/22/02              S                3,120    D       $24.31                         I                 (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (10)(17)(18)
Common Stock            8/23/02              S                1,560    D       $24.31                         I                 (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (10)(17)(18)
Common Stock            8/26/02              S                1,828    D       $24.30                         I                 (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (10)(17)(18)
Common Stock            8/27/02              S                1,782    D       $24.35     39,563              I                 (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (11)(16)(18)
Common Stock                                                                              53,567              I             (19)(21)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (12)(15)(18)
Common Stock            8/1/02               S               10,226    D       $23.44                         I                 (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (12)(15)(18)
Common Stock            8/2/02               S                3,354    D       $23.22                         I                 (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (12)(15)(18)
Common Stock            8/9/02               S                7,635    D       $23.04                         I                 (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (12)(15)(18)
Common Stock            8/15/02              S                7,638    D       $23.27                         I                 (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (12)(15)(18)
Common Stock            8/16/02              S                3,522    D       $23.07                         I                 (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (12)(15)(18)
Common Stock            8/19/02              S               11,242    D       $23.06                         I                 (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (12)(15)(18)
Common Stock            8/20/02            J(32)            278,879    D                                      I             (19)(33)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (12)(15)(18)
Common Stock            8/21/02              S               30,635    D       $23.67                         I                 (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (12)(15)(18)
Common Stock            8/22/02              S               21,215    D       $24.31                         I                 (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (12)(15)(18)
Common Stock            8/23/02              S               10,608    D       $24.31                         I                 (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (12)(15)(18)
Common Stock            8/26/02              S               12,432    D       $24.30                         I                 (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (12)(15)(18)
Common Stock            8/27/02              S               12,114    D       $24.35    559,197 (33)         I                 (19)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (16)(18)(19)
Common Stock            8/1/02               S                  489    D       $23.44                         I                 (20)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (16)(18)(19)
Common Stock            8/2/02               S                  160    D       $23.22                         I                 (20)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (16)(18)(19)
Common Stock            8/9/02               S                  364    D       $23.04                         I                 (20)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (16)(18)(19)
Common Stock            8/15/02              S                  364    D       $23.27                         I                 (20)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (16)(18)(19)
Common Stock            8/16/02              S                  168    D       $23.07                         I                 (20)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (16)(18)(19)
Common Stock            8/19/02              S                  538    D       $23.06                         I                 (20)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (16)(18)(19)
Common Stock            8/21/02              S                1,463    D       $23.67                         I                 (20)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (16)(18)(19)
Common Stock            8/22/02              S                1,013    D       $24.31                         I                 (20)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (16)(18)(19)
Common Stock            8/23/02              S                  506    D       $24.31                         I                 (20)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (16)(18)(19)
Common Stock            8/26/02              S                  594    D       $24.30                         I                 (20)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        (16)(18)(19)
Common Stock            8/27/02              S                  579    D       $24.35     12,860              I                 (20)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/1/02               S                  626    D       $23.44                         I             (19)(22)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/2/02               S                  205    D       $23.22                         I             (19)(22)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/9/02               S                  468    D       $23.04                         I             (19)(22)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/15/02              S                  468    D       $23.27                         I             (19)(22)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/16/02              S                  216    D       $23.07                         I             (19)(22)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/19/02              S                  688    D       $23.06                         I             (19)(22)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/21/02              S                1,876    D       $23.67                         I             (19)(22)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/22/02              S                1,299    D       $24.31                         I             (19)(22)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/23/02              S                  649    D       $24.31                         I             (19)(22)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/26/02              S                  762    D       $24.30                         I             (19)(22)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/27/02              S                  742    D       $24.35      6,695              I             (19)(22)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/1/02               S                  395    D       $23.44                         I             (19)(23)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/2/02               S                  130    D       $23.22                         I             (19)(23)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/9/02               S                  295    D       $23.04                         I             (19)(23)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/15/02              S                  296    D       $23.27                         I             (19)(23)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/16/02              S                  136    D       $23.07                         I             (19)(23)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/19/02              S                  434    D       $23.06                         I             (19)(23)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/21/02              S                1,184    D       $23.67                         I             (19)(23)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/22/02              S                  820    D       $24.31                         I             (19)(23)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/23/02              S                  410    D       $24.31                         I             (19)(23)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/26/02              S                  480    D       $24.30                         I             (19)(23)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/27/02              S                  468    D       $24.35      4,216              I             (19)(23)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/1/02               S                   93    D       $23.44                         I             (19)(25)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/2/02               S                   31    D       $23.22                         I             (19)(25)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/9/02               S                   71    D       $23.04                         I             (19)(25)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/15/02              S                   70    D       $23.27                         I             (19)(25)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/16/02              S                   32    D       $23.07                         I             (19)(25)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/19/02              S                  104    D       $23.06                         I             (19)(25)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/21/02              S                  281    D       $23.67                         I             (19)(25)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/22/02              S                  195    D       $24.31                         I             (19)(25)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/23/02              S                   98    D       $24.31                         I             (19)(25)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/26/02              S                  114    D       $24.30                         I             (19)(25)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/27/02              S                  110    D       $24.35        989              I             (19)(25)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/1/02               S                   44    D       $23.44                         I             (19)(26)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/2/02               S                   14    D       $23.22                         I             (19)(26)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/9/02               S                   34    D       $23.04                         I             (19)(26)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/15/02              S                   33    D       $23.27                         I             (19)(26)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/16/02              S                   15    D       $23.07                         I             (19)(26)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/19/02              S                   49    D       $23.06                         I             (19)(26)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/21/02              S                  133    D       $23.67                         I             (19)(26)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/22/02              S                   92    D       $24.31                         I             (19)(26)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/23/02              S                   46    D       $24.31                         I             (19)(26)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/26/02              S                   54    D       $24.30                         I             (19)(26)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/27/02              S                   52    D       $24.35        470              I             (19)(26)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/1/02               S                   88    D       $23.44                         I             (19)(27)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/2/02               S                   29    D       $23.22                         I             (19)(27)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/9/02               S                   64    D       $23.04                         I             (19)(27)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/15/02              S                   65    D       $23.27                         I             (19)(27)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/16/02              S                   30    D       $23.07                         I             (19)(27)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/19/02              S                   96    D       $23.06                         I             (19)(27)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/21/02              S                  262    D       $23.67                         I             (19)(27)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/22/02              S                  181    D       $24.31                         I             (19)(27)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/23/02              S                   90    D       $24.31                         I             (19)(27)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/26/02              S                  107    D       $24.30                         I             (19)(27)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/27/02              S                  103    D       $24.35      1,497              I             (19)(27)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                   8              I             (19)(28)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/1/02               S                  272    D       $23.44                         I             (19)(29)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/2/02               S                   89    D       $23.22                         I             (19)(29)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/9/02               S                  203    D       $23.04                         I             (19)(29)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/15/02              S                  203    D       $23.27                         I             (19)(29)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/16/02              S                   94    D       $23.07                         I             (19)(29)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/19/02              S                  299    D       $23.06                         I             (19)(29)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/21/02              S                  814    D       $23.67                         I             (19)(29)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/22/02              S                  564    D       $24.31                         I             (19)(29)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/23/02              S                  282    D       $24.31                         I             (19)(29)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/26/02              S                  330    D       $24.30                         I             (19)(29)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/27/02              S                  322    D       $24.35      2,902              I             (19)(29)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/1/02               S                  272    D       $23.44                         I             (19)(30)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/2/02               S                   89    D       $23.22                         I             (19)(30)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/9/02               S                  203    D       $23.04                         I             (19)(30)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/15/02              S                  203    D       $23.27                         I             (19)(30)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/16/02              S                   94    D       $23.07                         I             (19)(30)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/19/02              S                  299    D       $23.06                         I             (19)(30)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/21/02              S                  814    D       $23.67                         I             (19)(30)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/22/02              S                  564    D       $24.31                         I             (19)(30)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/23/02              S                  282    D       $24.31                         I             (19)(30)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/26/02              S                  330    D       $24.30                         I             (19)(30)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/27/02              S                  322    D       $24.35      2,902              I             (19)(30)
------------------------------------------------------------------------------------------------------------------------------------




------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (8-02)



                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security


                                                                          --------------------------------------  ----------------
                                                                                                                  Date     Expira-
                                                                                                                  Exer-    tion
                                                                           Code    V        (A)        (D)        cisable  Date
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number         10. Owner-     11. Nature
   lying Securities                    of         of Deriv-          ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative              Form           direct
                                       ative      Securi-            of De-         Bene-
                                       Secur-     ties               rivative       ficial
                                       ity        Bene-              Secu-          Own-
                                       (Instr.    ficially           rity:          ership
                                       5)         Owned              Direct         (Instr. 4)
   -----------------------                        at End of          (D) or
   Title         Amount or                        Month              Indi-
                 Number of                        (Instr. 4)         rect (I)
                 Shares                                              (Instr. 4)
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
Explanation of Responses:

(1)   These securities are held directly by DLJ Merchant Banking Partners II,
      L.P. ("Partners II"), which is a partnership.

(2)   These securities are held directly by DLJ Merchant Banking Partners II-A,
      L.P. ("Partners II-A"), which is a partnership.

(3)   These securities are held directly by DLJ Offshore Partners II, C.V.
      ("Offshore Partners II"), which is a partnership.

(4)   These securities are held directly by DLJ Diversified Partners, L.P.
      ("Diversified"), which is a partnership.

(5)   These securities are held directly by DLJ Diversified Partners-A, L.P.
      ("Diversified-A"), which is a partnership.

(6)   These securities are held directly by DLJMB Funding II, Inc. ("Funding
      II"), which is a Delaware corporation.

(7)   These securities are held directly by DLJ Millennium Partners, L.P.
      ("Millennium"), which is a partnership.

(8)   These securities are held directly by DLJ Millennium Partners-A, L.P.
      ("Millennium-A"), which is a partnership.

(9) These securities are held directly by DLJ EAB Partners, L.P. ("EAB"), which is a partnership.

(10)  These securities are held directly by UK Investment Plan 1997 Partners
      ("UK Partners"), which is a partnership.

(11)  These securities are held directly by DLJ Investment Partners, L.P.
      ("DLJIP"), which is a partnership.

(12) These securities are held directly by DLJ First ESC, L.P. ("ESC"), which is a partnership.

(13) DLJ Merchant Banking II, Inc. ("MB II INC") is the General Partner of each of Partners II, Partners II-A, Millennium, and Millennium-A and Advisory
      General Partner of Offshore Partners II. In addition, DLJ Merchant Banking
      II, LLC ("MB II LLC") is Associate General Partner of each of Partners II,
      Partners II-A, Offshore Partners II, Millennium, Millennium-A, and EAB. MB
      II INC is also the Managing Member of MB II LLC.


(14)  DLJ Diversified Partners, Inc. ("Diversified Partners") is the General
      Partner of each of Diversified and Diversified-A. DLJ Diversified
      Associates, L.P. ("Diversified Associates") is the Associate General
      Partner of each of Diversified and Diversified-A. Diversified Partners is also the General Partner of Diversified Associates.

(15)  DLJ LBO Plans Management Corporation is the Managing General Partner of
      EAB and ESC.

(16) Credit Suisse First Boston Private Equity, Inc. ("CSFBPE") is the sole stockholder of each of MB II INC, Diversified Partners, Funding II, DLJ
      Investment Partners, Inc. and DLJ Investment Funding, Inc.

(17)  These securities are held indirectly by UK Investment Plan 1997 Partners,
      Inc. as General Partner of UK Partners.

(18) Credit Suisse First Boston (USA) Inc., a Delaware corporation formerly named Donaldson, Lufkin & Jenrette, Inc., is the sole stockholder of each of CSFBPE, DLJ LBO Plans Management Corporation and UK Investment Plan
      1997 Partners, Inc.

(19)  In accordance with Securities and Exchange Commission Release No. 34-39538
      (January 12, 1998), this Form 4 is being filed by Credit Suisse First
      Boston (the "Bank"), a Swiss bank, on behalf of itself and its subsidiaries, to the extent that they constitute part of the investment banking business (the "Reporting Person") of the Credit Suisse First
      Boston business unit (the "CSFB business unit"). The CSFB business unit is also comprised of an asset management business ("Asset Management"). The
      Reporting Person provides financial advisory and capital raising services, sales and trading for users and suppliers of capital around the world and invests in and manages private equity and venture capital funds. Asset
      Management provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide. The address of the Bank's principal business and office is Uetlibergstrasse 231, P.O. Box
      900, CH 8070 Zurich, Switzerland. The address of the Reporting Person's principal business and office in the United States is Eleven Madison
      Avenue, New York, New York 10010.

      The ultimate parent company of the Bank is Credit Suisse Group ("CSG"), a corporation formed under the laws of Switzerland. CSG is a global financial services company with two distinct business units. In addition to the CSFB business unit, CSG and its consolidated subsidiaries are comprised of the Credit Suisse Financial Services business unit. CSG's business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich,
      Switzerland.

      CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including Asset
      Management and the Credit Suisse Financial Services business unit) may beneficially own securities issued by the Issuer or derivative securities relating thereto, and any such securities are not reported in this statement. CSG disclaims beneficial ownership of any such securities beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. The Reporting Person disclaims beneficial ownership of any such securities beneficially owned by CSG, Asset Management and the Credit Suisse Financial Services business unit.


      The Reporting Person disclaims beneficial ownership of securities held directly by any entity described herein except with respect to the Reporting Person's proportionate interest in or ownership of such entity.
      The filing of this statement shall not be construed for purposes of
      Section 16 of the Securities Exchange Act of 1934, as amended, as an admission of beneficial ownership of the securities reported on this statement.

(20) These securities are held directly by DLJ Investment Funding, Inc., which is a Delaware corporation.

(21)  DLJ Investment Partners, Inc. is the general partner of DLJIP.

(22)  These securities are held directly by MB II LLC.

(23)  These securities are held directly by MB II INC.

(24)  [Intentionally left blank.]

(25)  These securities are held directly by Diversified Partners.

(26) These securities are held directly by Diversified Associates, which is a limited partnership, and itself a partner of Diversified and Diversified-A.

(27) These securities are held directly by DLJ LBO Plans Management Corp.

(28) These securities are held directly by DLJ Offshore Management N.V., which is a partner of Offshore Partners II.

(29) These securities are held directly by DLJ Investment Associates, L.P., which is a partnership, and itself a partner of DLJIP.

(30)  These securities are held directly by DLJ Investment Partners, Inc.

(31)  This price reflects average price trades.

(32) Distribution of shares of Common Stock to a partner of the limited partnership.

(33) On September 10, 2002, the reporting person mistakenly filed a Form 4 that omitted the disposition by ESC of 278,879 shares of Common Stock to a partner of ESC, which is reported on this amended Form 4.




                                                                                  Credit Suisse First Boston, on behalf of the
                                                                                  Investment Banking Business of the Credit Suisse
                                                                                  First Boston business unit


                                                                                   /s/ IVY DODES                         11/21/02
                                                                                  -----------------------------------  -----------
                                                                                  By: Ivy Dodes                         Date
                                                                                      Managing Director

**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (8-02)